EXHIBIT 10(o)(ii)

AMENDMENT NO. 1
TO THE
HARSCO CORPORATION
1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

Harsco Corporation hereby adopts this Amendment No. 1 to the Harsco Corporation Executive Incentive Compensation Plan (As Amended and Restated January 27, 2004) (the “Plan”), effective as of December 31, 2008.  Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

I.

Section 3(a)(v) of the Plan is hereby amended in its entirety to read as follows:

“ (v)
to determine whether, to what extent and under what circumstances cash, Stock, other Awards, or other property payable with respect to an Award will be deferred to the extent permitted under Section 409A of the Code either automatically, at the election of the Committee, or at the election of the Participant;”

II.

The last sentence of Section 4(c) of the Plan is hereby amended in its entirety to read as follows:

“The foregoing notwithstanding, no adjustments shall be authorized under this Section 4(c) (i) with respect to ISOs or SARs in tandem therewith to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, (ii) with respect to Awards relating to Stock or Annual Incentive Awards to the extent that such authority would cause such Awards intended to qualify as ‘qualified performance-based compensation’ under Section 162(m)(4)(C) of the Code and regulations thereunder to fail to so qualify, (iii) with respect to Awards that are considered ‘deferred compensation’ within the meaning of Section 409A of the Code unless such adjustments are made in compliance with the requirements of Section 409A of the Code, and (iv) with respect to Awards that are not considered ‘deferred compensation’ subject to Section 409A of the Code to the extent that such adjustments would cause such Awards to be subject to Section 409A of the Code.”

III.

The Plan is hereby amended by inserting the following new Section 10 immediately after Section 9 thereof:
 “10.                      Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the provisions of Section 409A of the

Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This Plan and any Awards granted hereunder shall be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)
Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and Awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and Awards granted hereunder (i) may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates and (ii) may not be substituted or replaced by any amount payable by the Company or any of its affiliates to a Participant or for a Participant’s benefit under this Plan or otherwise.  Any Participant elections to defer the payment of Awards under the Plan shall be made in compliance with the requirements of Section 409A of the Code.

(c)
If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day of the seventh month following such separation from service.

(d)
Notwithstanding any provision of this Plan and Awards granted hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Awards granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.”

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EXECUTED effective as of December 31, 2008.

HARSCO CORPORATION

By:	/S/ Mark E. Kimmel
Name: Mark E. Kimmel
Title: Senior Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary